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                                                                       EXHIBIT 8

                                December __, 1994


Board of Directors
Alexandria Securities and
 Investment Company                                    PERSONAL AND CONFIDENTIAL
304 Maple Street
Alexandria, MN  56308

               Re:  Federal Income Tax Consequences of the Merger

Gentlemen:

     You have requested that we render an opinion with respect to the material United States federal income tax considerations related to the merger (the "Merger") of a wholly owned subsidiary of Norwest Corporation ("Norwest") with Alexandria Securities and Investment Company ("Alexandria").

     We have examined the Amended and Restated Agreement and Plan of Reorganization dated July 21, 1994 and the related Agreement and Plan of Merger (together, the "Reorganization Agreement"), the Form S-4 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on October 27, 1994 under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement includes a Proxy Statement (the "Proxy Statement"), and a Prospectus (the "Prospectus") (collectively, the "Proxy Statement-Prospectus"). Pursuant to the terms of the Reorganization Agreement, following the Merger, Community State Bank of Alexandria (the "Bank"), a partially-owned subsidiary of Alexandria, will be merged with a wholly owned banking subsidiary of Norwest (the "Bank Merger"). You did not request our opinion with respect to the material United States federal income tax considerations related to the Bank Merger, and this letter should not be interpreted in any way as providing such an opinion.

     The Prospectus relates to the registration under the Securities Act of up to 400,000 shares of Norwest common stock which are issuable to the shareholders of Alexandria upon consummation of the proposed Merger. The Proxy Statement relates to a special meeting of Alexandria shareholders to be held December __, 1994, for the purpose of considering and voting upon approval of the Reorganization Agreement between Alexandria and Norwest. Unless otherwise defined in this letter, terms defined in the Proxy Statement-Prospectus are used herein as defined therein.

     We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed and finalized Treasury regulations promulgated thereunder (the "Regulations"), and judicial and administrative

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December ___, 1994
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decisions, rulings and interpretations thereof currently in effect, as we have deemed appropriate as a basis for our opinions set forth below. All section references herein are to the Code unless stated otherwise.

     In rendering this opinion, we have relied upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements, representations and warranties contained in or made pursuant to the documents cited above, as well as the representations and warranties we have received from certain executive officers of Alexandria and Norwest related to various factual matters relevant to the opinions expressed herein. We have not independently verified the factual matters set forth such representations of officers.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Alexandria, Norwest and the Norwest subsidiary will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. No gain or loss will be recognized by the Norwest subsidiary on the transfer of its assets to Alexandria in exchange for Alexandria Common Stock, (Section 361(a)).

     3. No gain or loss will be recognized by Alexandria upon the receipt of the assets of the Norwest subsidiary in exchange for Alexandria Common Stock.

     4. The basis of the assets of the Norwest subsidiary acquired by Alexandria will be the same as the basis of such assets in the hands of the Norwest subsidiary immediately prior to the exchange (Section 362(b)).

     5. The holding period of the assets of the Norwest subsidiary in the hands of Alexandria, in each instance, will include the period during which such assets were held by the Norwest subsidiary (Section 1223(2)).

     6. No gain or loss will be recognized by Norwest upon the receipt of Alexandria Common Stock solely in exchange for Norwest Common Stock (Section 1032(a)).

     7. No gain or loss will be recognized by the shareholders of Alexandria upon the exchange of their Alexandria Common Stock (including any fractional share interests) solely for Norwest Common Stock (Section 354(a)(1)).

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December ___, 1994
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     8.   The basis of the Norwest Common Stock (including any fractional share interests) to be received by Alexandria shareholders will be the same as the basis of Alexandria Common Stock surrendered in exchange therefor
(Section 358(a)(1)).

     9. The holding period of the Norwest Common Stock (including any fractional share interests) received by Alexandria shareholders will include the period during which Alexandria Common Stock surrendered therefor was held, provided Alexandria Common Stock was held as a capital asset in the hands of the shareholders on the date of the exchange (Section 1223(1)).

     10. As provided by Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations, Alexandria will succeed to and take into account the items of the Norwest subsidiary described in Section 381(c) of the Code. These items will be taken into account by Alexandria subject to the provisions and limitations specified in Section 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     11. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Alexandria will succeed to and take into account immediately after the transaction, the earnings and profits, or deficit in earnings and profits of the Norwest subsidiary as of the date of transfer. Any deficit in earnings and profits will be used only to offset the earnings and profits accumulated after the date of transfer.

     12. The payment of cash in lieu of fractional share interests of Norwest Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Norwest. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1971-2 C.B. 574).

     This opinion is for the sole use of the Board of Directors of Alexandria in connection with the Registration Statement and the related Proxy Statement-Prospectus and may not be relied upon by any other entity or individual.

                                             Sincerely,

                                             LINDQUIST & VENNUM